UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Soliciting Material Pursuant to §240.14a-12
AmerisourceBergen Corporation
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Remember to Vote!
2021 Annual Meeting of Stockholders
Thursday, March 11, 2021
3:00 p.m. Eastern Time

Dear AmerisourceBergen Associates,

For those of you who own AmerisourceBergen shares, please remember to vote your proxy prior to the 2021 Annual Meeting of Stockholders on Thursday, March 11, 2021. Your vote is very important on all matters, no matter how many or few shares you may own.

If you hold your shares through Fidelity Investments, you may vote through the Internet or by telephone, but please do so by 11:59 p.m. on Wednesday, March 10, 2021:

▪ By Internet—You may vote by logging on to your Fidelity Account and searching for Proxy Materials

▪ By telephone—You may vote by calling 1-800-454-8683 (if you have received a proxy form and have that in your possession)

We urge you to vote in accordance with the recommendations of the Board of Directors.

In particular, please consider voting “For” approval of our say-on-pay advisory vote (Item 3).

The outcome of the annual say-on-pay advisory vote regarding the compensation of our named executive officers is particularly meaningful this year as management led the Company through a comprehensive and effective response to COVID-19, including protecting and promoting the well-being of our employees, keeping our commitments to our customers, and enhancing the resilience of the business for our stockholders.

The Compensation & Succession Planning Committee (the “Committee”) of our Board of Directors designs our compensation program to be in the best interests of stockholders. The Committee believes that our executive compensation program is reasonable and encourages our management team to make decisions, including those related to the ongoing opioid litigation, that promote long-term value creation without being influenced by the implications those decisions could have on their personal compensation.

See the statement of the Committee here for detail on the compensation decisions made in light of the accrual that was recorded as part of the Company’s Fiscal 2020 GAAP results stemming from progress towards a potential global settlement of opioid litigation.